Exhibit 99.2

JEFFRY F. TOMACHEK PROMOTED TO PRESIDENT OF MARCUS THEATRES
MILWAUKEE, April 7, 2026…Marcus Corporation (NYSE: MCS) today announced that Jeffry F. Tomachek, chief financial officer of Marcus Theatres, will be promoted to president of Marcus Theatres. Tomachek will succeed Mark A. Gramz, who will retire as president of the fourth largest movie theatre circuit in the nation on May 1, 2026, after 55 distinguished years with the company.
“Following a thorough national search for this critical role, it became abundantly clear that the combination of Jeff’s financial acumen, operational expertise, strategic mindset, and long history with our company set him apart as the best candidate,” said Gregory S. Marcus, chief executive officer of Marcus Corporation. “He is deeply passionate about the moviegoing experience and intently focused on driving performance across all facets of the division. We congratulate Jeff on his well-deserved promotion and look forward to continuing to work with him in this new capacity as we create memorable movie moments for years to come.”
Tomachek began his career at Marcus Theatres in 1998 as division controller. Over nearly three decades with the company, Tomachek was promoted into various roles with increasing leadership responsibility in areas such as accounting, finance, design, construction, real estate, food and beverage strategy, and marketing. In 2020, he was named executive vice president and chief financial officer. Earlier in his career, Tomachek was director of finance at Golden Books Family Entertainment in Racine, Wisconsin.
Tomachek holds a bachelor’s degree in finance from the University of Wisconsin-Whitewater and an MBA from Marquette University. He is actively involved in the National Association of Theatre Owners of Wisconsin and Upper Michigan and a supporter of several local organizations such as Variety – The Children’s Charity of Wisconsin.

About Marcus Corporation
Headquartered in Milwaukee, Marcus Corporation is a leader in the entertainment and hospitality industries, with significant company-owned real estate assets. Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 985 screens at 78 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s hospitality division, Marcus® Hotels & Resorts, owns and/or manages 17 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.
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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the risks described in our filings with the Securities Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For additional information, contact:
Investors: Chad Paris
(414) 905-1100
investors@marcuscorp.com

Media: Megan Hakes
(414) 788-6599
Megan.hakes@hprstrategies.com
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